Exhibit 10.40

Summary of New Technology Development Consignment Agreement between R-Tech Ueno and the Japan Agency for Medical Research and Development, dated April 1, 2015

Under this Agreement, the Japan Agency for Medical Research and Development (“AMED”) agreed to lend R-Tech Ueno Ltd. (“R-Tech”) costs for the development of unoprostone 0.15% eye drops (“unoprostone”) for the treatment of retinitis pigmentosa (the “Development”). As of December 31, 2015, the outstanding loan amount stands at JPY ¥1,049,000,000 or approximately USD $9,218,328.

If the Development is deemed to be successful, then R-Tech will repay the outstanding loan amount in ten equal annual instalments following such determination. In addition, in the event that the Development results in a new marketing authorization for unoprostone, R-Tech will pay AMED a small, single-digit royalty on net sales of the unoprostone for such indication for a period of ten years following first commercial sale.

If the Development is deemed to be a failure, R-Tech will repay 10% of the costs in a lump sum payment and will be released from the repayment obligations of the remaining 90%.

The term of the Agreement is effective until i) the Development is deemed successful and the parties enter into a license agreement; or ii) the Development is deemed to be a failure, triggering the repayment described above.

AMED may terminate the Agreement i) if R-Tech engages in an unjust or unfair act in regard to the implementation of the Agreement; ii) If R-Tech breaches any of the provisions of the Agreement; iii) if any researcher of R-Tech engages in an unjust act or inappropriate accounts processing; iv) if R-Tech breaches any of the provision of any guidelines relating to public research stipends; v) if R-Tech breaches any representation and warranty regarding anti-social forces (e.g., organized crime syndicates, cartels, gangs, etc.); vi) if R-Tech files or is filed for insolvency proceedings; vii) if R-Tech is subject to suspension of banking transactions; or vii) if R-Tech becomes the subject of seizure or provisional disposition.